Exhibit 4.5.24

MASTER AGREEMENT

FOR ASSIGNMENT OF RECEIVABLES

(Articles L.313-23 to L.313-34 of the French Monetary and Financial Code)

(CONTRAT CADRE DE CESSION DE CREANCES PROFESSIONNELLES A TITRE DE GARANTIE)

(Articles L.313-23 to L.313-34 du Code Monétaire et Financier)

DATED 21 DECEMBER, 2005

BETWEEN

EQUIPOLE FINANCE SERVICES

as Assignor

BNP PARIBAS

as Security Agent

THE ASSIGNEES

INDEX

1.	Definitions And Interpretation	4
2.	Security Agent	7
3.	Assignment	7
4.	Effects Of Each Assignment	9
5.	Collection By The Assignor	10
6.	Collection By The Security Agent	10
7.	Notice Of Assignment - Acceptance	10
8.	Preservation Of Security	11
9.	Representations And Warranties	11
10.	Undertakings	11
11.	Liability To Perform	13
12.	Application Of Proceeds	13
13.	Covenant To Release	13
14.	Expenses, Indemnities And Taxes	14
15.	Changes To The Parties	14
16.	Partial Invalidity And Severability	15
17.	Notices	15
18.	French Language	15
19.	Governing Law And Jurisdiction	16
20.	Duration	16
21.	Waivers, Remedies Cumulative	16

SCHEDULES

SCHEDULE 1.	FORM OF AN ASSIGNMENT DEED

SCHEDULE 2.	FORM OF A NOTICE OF ASSIGNMENT

SCHEDULE 3.	FORM OF A LETTER OF ACCEPTANCE

SCHEDULE 4.	THE ASSIGNEES

THIS AGREEMENT IS MADE BY AND BETWEEN:

1.             EQUIPOLE FINANCE SERVICES

a société par actions simplifiée incorporated under the laws of France, having a share capital of 80.038.400 €, whose registered office is situated at Aéroport Beauvais-Tillé, 60000 Tillé, registered with the Registre du Commerce et des Sociétés de Beauvais under the number 444 593 263, as Assignor;

2.             BNP PARIBAS

a société anonyme incorporated under the laws of France and authorised as a credit institution, having a share capital of 1.676.495.744 €, whose registered office is situated at 24, boulevard des Italiens, registered with the Registre du Commerce et des Sociétés de Paris under the number 662 042 449, as Security Agent; and

3.            THE ASSIGNEES

as listed in Schedule 4 attached hereto, represented by the Security Agent for the purpose of this Agreement.

WHEREAS:

(A)          Pursuant to a senior bridge facilities agreement dated 21 December 2005 (the “Senior Bridge Facilities Agreement”) entered into by, among others, Hertz International, Ltd, the Original Borrowers and the Original Guarantors, on the one hand, and BNP Paribas as Mandated Lead Arranger, Joint Bookrunner, Facility Agent, Security Agent and Global Coordinator, The Royal Bank of Scotland plc as Mandated Lead Arranger and Joint Bookrunner, Calyon as Co-Arranger and Joint Bookrunner and the financial institutions listed in schedule 1 thereto as Banks, on the other hand, the Banks have agreed to make available to the Borrowers certain senior bridge facilities.

(B)          Pursuant to the Senior Bridge Facilities Agreement, the Assignor is required to grant to the Senior Lenders certain guarantees and security interests as security for the Secured Liabilities, including in particular, the assignment by way of security of its Eligible Receivables (cession de créances professionnelles à titre de garantie) subject to and in accordance with the terms and conditions of this Master Agreement and each Assignment Deed related thereto.

NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

1.             DEFINITIONS AND INTERPRETATION

1.1           DEFINITIONS

In this Master Agreement, terms not otherwise defined herein have the meaning ascribed to them in the Senior Bridge Facilities Agreement, and the following terms have the following meanings:

“Advance” has the meaning ascribed thereto in the Senior Bridge Facilities Agreement.

“Assigned Debtors” means the debtors of the Assignor under the Assigned Receivables.

“Assigned Receivables” means the Eligible Receivables and Vehicle Guarantee Receivables assigned by way of security pursuant to this Master Agreement and each relevant Assignment Deed made in relation thereto.

“Assignees” means the Security Agent on behalf of the Finance Parties under the Senior Bridge Facilities Agreement and individually any one of them, and their respective successors and assigns in their capacities as beneficiaries of the Assignment pursuant to clause 36 of the Senior Bridge Facilities Agreement. It is hereby expressly agreed that for the purpose of this Agreement (including in case of enforcement of the Assignment), the Assignees shall be duly represented by the Security Agent which is appointed by each of the Assignees as its agent for the purpose hereof.

“Assignment” means the assignment of the Assigned Receivables by way of security (cession de créances professionnelles à titre de garantie) granted by the Assignor in accordance with the Law by virtue of this Master Agreement and by virtue of each Assignment Deed made in relation thereto, as security for the Secured Liabilities.

“Assignment Deed” means an acte de cession de créances professionnelles à titre de garantie in the form of Schedule 1 hereto.

“Business Day” means a day (other than a Saturday or a Sunday) (a) on which banks generally are open for business in London and in Paris and in the jurisdiction of organisation of the Coordinator and the principal financial centre of the country of each Designated Currency other than Euro and (b) which is a TARGET Day.

“Discharge Date” means the date on which all the Secured Liabilities have been irrevocably and unconditionally discharged in full, or the Assignment has otherwise been released pursuant to Clause 13.

“Eligible Receivables” has the meaning ascribed to such term in clause 1.1 of the Senior Bridge Facilities Agreement (excluding Eligible Customer Receivables).

“Enforcement Event” means the occurrence of an Event of Default which is continuing unremedied and unwaived and has resulted in the delivery of a notice of acceleration or cancellation pursuant to clause 23.16 of the Senior Bridge Facilities Agreement.

“Events of Default” means one of the events described in clause 23 of the Senior Bridge Facilities Agreement.

“Finance Documents” has the meaning ascribed to such term in clause 1.1 of the Senior Bridge Facilities Agreement.

“Finance Parties” has the meaning ascribed to such term in clause 1.1 of the Senior Bridge Facilities Agreement.

“Intercreditor Deed” has the meaning ascribed to such term in clause 1.1 of the Senior Bridge Facilities Agreement.

“Law”means Articles L.313-23 to L.313-34 of the French Monetary and Financial Code (Code Monétaire et Financier).

“Letter of Acceptance” means a letter of acceptance in the form of Schedule 3 hereto.

“Master Agreement” means this master agreement for assignment of the Assigned Receivables by way of security together with the schedules hereto, as supplemented or amended from time to time.

“Notice of Assignment” means a notification de cession de créances in the form of Schedule 2 hereto.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Assignor to the Assignees (or any of them) exclusively in its capacity as Borrower (and not as Guarantor) under the Finance Documents (or any one of them).

“Security Agent” means BNP Paribas as designated hereabove, or any bank or financial institution which may become Security Agent pursuant to clause 34 of the Senior Bridge Facilities Agreement and in both cases their respective successors and assigns.

“Security Period” means the period beginning on the date hereof and ending on the Discharge Date.

“Vehicle Guarantee Receivable” means any receivable under any Vehicle Dealer Buy-Back Guarantee and any Vehicle Manufacturer Guarantee attached to any Eligible Receivables.

1.2          Interpretation

(a)           In this Agreement, unless stated to the contrary or the context requires otherwise :

(i)            a reference in this Agreement (including its preamble and its schedules) to a Clause or a Schedule is a reference to a clause or a schedule to this Agreement and a reference to this Agreement shall include its preamble and schedules;

(ii)           words importing the plural shall include the singular and vice versa;

(iii)          a reference to the time of day shall refer to Paris time, unless otherwise indicated;

(iv)          a reference to a person shall include its successors, transferees and assignees;

(v)            words appearing in this Agreement in a language other than English shall have the meaning ascribed to them under the law of the corresponding jurisdiction and such meaning shall prevail over their translation into English, if any;

(vi)          a reference to an entity acting as Bank includes a reference to this entity acting also as a C Ancillary Bank, as the case may be;

(vii)         an agreement or document includes a reference to that agreement or document as varied, novated, supplemented or replaced from time to time;

(viii)        references to any statutory provision or legislative enactment shall be deemed to also refer to any re-enactment, modification or replacement and to any statutory instrument, order or regulation made thereunder or under any such re-enactment.

(b)           The index and the headings in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

(c)           This Agreement is entered into subject to the terms and conditions of the Intercreditor Deed. In the event of any inconsistency between this Agreement and the Intercreditor Deed, the terms of the Intercreditor Deed shall prevail. In the event of any inconsistency between this Agreement and the Senior Bridge Facilities Agreement, the terms of the Senior Bridge Facilities Agreement shall prevail. For the purposes of interpretation of this Agreement, in the event of any inconsistency between the Intercreditor Deed and the Senior Bridge Facilities Agreement, the terms of the Intercreditor Deed shall prevail.

(d)           Nothing in this Agreement should be deemed to restrict the right of the Pledgor to take any action or to abstain from taking any action which is otherwise permitted under the Senior Bridge Facilities Agreement and the Intercreditor Deed.

1.3          Certificates

A certificate of the Security Agent setting forth the amount of any Secured Liability due to the Assignees by the Assignor pursuant to the Finance Documents shall be prima facie evidence of such amount against the Assignor in the absence of manifest error.

2.             SECURITY AGENT

The Assignor hereby agrees that the Security Agent shall be the agent (mandataire) of the Assignees for the purposes of this Master Agreement, acting in such capacity in its name but on behalf of the Assignees.

3.             ASSIGNMENT

3.1          Purpose of Assignment

As security for its Secured Liabilities, the Assignor hereby undertakes, on the terms of this Master Agreement and in accordance with the Law, to assign to the Assignees, all and not less than all of its Eligible Receivables and its Vehicle Guarantee Receivables and its receivables under the master lease agreement (contrat cadre de location) entered into between the Assignor and Hertz France and dated 26 May 2003 whether present or future. In this respect and for the avoidance of doubt, pursuant to Article L.313-27 of the Law, all security interests, guarantees or other accessory rights (accessories) in connection with the Eligible Receivables and the Vehicle Guarantee Receivables which have been or will be assigned by the Assignor to the Assignees pursuant to this Master Agreement will be automatically transferred to the Assignees without any further actions by any party hereto as of the date of the relevant Assignment Deed.

Each Assignee will benefit from any Assignment in the proportion which its Commitments bear to the Total Commitments as at the date of such Assignment.

This Master Agreement shall apply automatically to all Assignment Deeds delivered by the Assignor to the Security Agent, on each date of Assignment, provided that said Assignment Deeds make specific reference to this Master Agreement.

3.2          Date of Assignment

(a)           So long as and to the extent that no Advance is made to the Assignor under the Senior Bridge Facilities Agreement, the Assignor shall not be obligated to assign any of its Eligible Receivables or Vehicle Guarantee Receivables by way of security hereunder.

(b)           On the date of the first Advance made available to the Assignor and thereafter, to the extent that any amount remains outstanding under any Advance made available to the Assignor, on the last Business Day of each month, the Assignor shall assign to the Assignees, represented by the Security Agent, by way of security, all its Eligible Receivables (with the exception of VAT Receivables) and its Vehicle Guarantee Receivables (whether present or future) originated by it during the preceding calendar month (and, in particular, those Eligible Receivables arising from any new Vehicle Dealer Buy-Back Agreements and Vehicle Manufacturer Buy-Back Agreements entered into by the Assignor and/or any new insurance policies subscribed by the Assignor during the relevant calendar month) and to which it then holds title. For the avoidance of doubt, no such Eligible Receivables shall be assigned by the Assignor to the Assignees to the extent that such Eligible Receivables shall have been previously assigned by the Assignor to the Assignees pursuant to this Master Agreement.

(c)           On the date of the first Advance made available to the Assignor and thereafter, to the extent that any amount remains outstanding under any Advance made available to the Assignor, on the Business Day following each day upon which the Assignor shall have filed a request of refund of its VAT credit with the competent tax authority and to the extent any amount remains outstanding under any Advance made available to the Assignor, the Assignor shall assign to the Assignees, represented by the Security Agent, its VAT Receivables.

3.3          Method of Assignment

(a)           Each Assignment made or to be made pursuant to this Master Agreement shall be made by the Assignor to the Assignees, represented by the Security Agent, by remittance of an Assignment Deed to the Security Agent on each date of Assignment in accordance with Clause 3.2. Each Assignment Deed shall (i) list and clearly identify the relevant Assigned Receivables and incorporate all of the specific requirements of the Law and all regulations in force relating thereto,

(ii) be signed by a duly authorised representative of the Assignor, the power and authority of which, together with a specimen of signature, shall have been communicated in advance to the Security Agent and (iii) set out the Assignees as beneficiaries. Notwithstanding the above, where the Assignment of the Assigned Receivables is to be accompanied by the delivery of a floppy disk, CD-Rom or magnetic tape, the relevant Assignment Form shall only mention the details of the first and last Assigned Receivables listed on floppy disk, CD-Rom or magnetic tape and such on floppy disk, CD-Rom or magnetic tape shall contain a readable list of the Assigned Receivables specifying the name of the Assigned Debtors, the invoice numbers, the places of payment, the amounts payable and the due dates.

(b)           The Security Agent shall, in its reasonable judgment or after consultation of the Assignees, be entitled to reject any Assignment Deed to the extent that such Assignment Deed does not comply with the provisions of this Master Agreement or the Law. Immediately upon notice thereof by the Security Agent to the Assignor, the Assignor undertakes to replace the relevant Assignment Deed by delivery of a new Assignment Deed, which shall be acceptable to the Security Agent.

(c)           Each Assignment Deed shall be delivered by the Assignor to the Security Agent who shall hold such Assignment Deed on behalf of the Assignees and shall ascertain the date thereof. Each Assignee hereby appoints the Security Agent, which hereby accepts, to (i) be the addressee of each Assignment Deed remitted by the Assignor pursuant to this Master Agreement, (ii) ascertain the date of each Assignment Deed as the date on which the Assignment Deed is remitted by the Assignor, and (iii) hold each such Assignment Deed on its behalf.

(d)           Upon the reasonable request of the Security Agent, the Assignor shall confirm the assignment of any Eligible Receivable assigned by the Assignor to the Assignees pursuant to this Agreement and not repaid in full by the relevant Debtor thereof, by giving the information on any such Eligible Receivable as are sufficient for the purposes of identifying any such Eligible Receivable and evidencing the rights of the Assignees to any such Eligible Receivable, at the satisfaction of the Security Agent (acting reasonably) in each instance.

4.             EFFECTS OF EACH ASSIGNMENT

(a)           The execution of each Assignment Deed by the Assignor pursuant to this Master Agreement will automatically entail the transfer to the Assignees of the full ownership of the Assigned Receivables. The Assignees will be deemed owner of the Assigned Receivables from the date of the relevant Assignment Deed as such has been ascertained by the Security Agent in accordance with the provisions of paragraph 3.3 (c) above. The execution of each Assignment Deed by the Assignor pursuant to this Master Agreement will in addition automatically entail the transfer to the Assignees of any guarantees and security interests guaranteeing each Assigned Receivable in accordance with Article L. 313-27 of the Law.

(b)           In accordance with Article L. 313-24 of the French Monetary and Financial Code (Code monétaire et financier), it is expressly agreed between the Assignees and the Assignor that the latter shall be jointly and severally liable for the payment of its Assigned Receivables by its Assigned Debtors.

5.             COLLECTION BY THE ASSIGNOR

Until and unless an Event of Default has occurred and is continuing unremedied and unwaived, the Assignor is hereby appointed by each Assignee, and shall be entitled to:

(i)            collect on its current account(s) and use all payments made from time to time by its Assigned Debtors under the Assigned Receivables; and

(ii)           at its own cost, file any claim and take any action or proceedings it thinks fit or advisable against any Assigned Debtor to recover any amount owed to it in case of default by any Assigned Debtor to pay any amount payable by such Assigned Debtor under any underlying contract or agreement.

6.             COLLECTION BY THE SECURITY AGENT

(a)           Upon the occurrence of any Event of Default and for so long as such Event of Default remains unremedied or unwaived, all the discretions, powers and authorizations granted to the Assignor pursuant to Clause 5 shall cease to have effect immediately.

(b)           Upon the occurrence of an Event of Default and for so long as such Event of Default remains unremedied or unwaived, the Assignor undertakes to the extent not credited on a collection account otherwise pledged in favour of the Assignees (i) to transfer to the Security Agent all cash, moneys, checks, bills and other instruments of payment received from its Assigned Debtors in payment of its Assigned Receivables together with all information relating thereto as the Security Agent may reasonably require, and (ii) to direct to the Security Agent, on the account as specified by the Security Agent to the Assignor for the purposes of this Clause, all further payments to be made by its Assigned Debtors under its Assigned Receivables.

7.             NOTICE OF ASSIGNMENT - ACCEPTANCE

7.1          Notice of Assignment

At any time following the occurrence of an Enforcement Event, the Security Agent shall be entitled to give notice of any Assignment made pursuant to this Master Agreement to any Assigned Debtor in accordance with the provisions of Article L.313-28 of the French Monetary and Financial Code. Each such notice shall take the form of a Notice of Assignment. In any such case, any relevant Assigned Debtor shall then pay the sums payable by it under each Assigned Receivable directly to the Security Agent on behalf and for the account of the Assignees. Any payment made by any Assigned Debtor to the Assignor as from the date of receipt of a Notice of Assignment will not discharge such Assigned Debtor of its obligations under this Clause 7.1.

7.2          Acceptance

At any time following the occurrence of an Enforcement Event and alternatively to its rights to notify any Assigned Debtor pursuant to Clause 7.1, the Security Agent shall be entitled to request any Assigned Debtor to covenant to pay directly to the Assignees (“engagement direct”) in accordance with the provisions of Article L.313-29 of the French Monetary and Financial Code. Each such request shall take the form of a Letter of Acceptance. Upon countersigning such letter, the Assigned Debtor shall cease to be entitled to raise any defenses based on the underlying contracts entered into between such Assigned Debtor and the Assignor.

8.             PRESERVATION OF SECURITY

8.1          Continuing security

                The security (cession de créances professionnelles à titre de garantie) constituted by each Assignment Deed shall extend to the ultimate balance of the Secured Liabilities, regardless of any intermediate payment or discharge in part.

8.2          Additional security

                Each Assignment is in addition to and is not in any way prejudiced by any other security now or hereafter held by the Assignees in respect of the Secured Liabilities.

8.3          Security transfer

                In the event of any assignment, transfer, novation or disposal of a part or all of its rights and obligations by any Assignee under the Senior Bridge Facilities Agreement to which such Assignee is a party, such Assignee hereby expressly maintains, which the Assignor accepts, all its rights and privileges hereunder for the benefit of its successor, in accordance with the terms of Article 1278 of the (French) Civil Code (Code Civil) so that each Assignment will secure the Secured Liabilities to the rateable benefit of such successor, without further formalities.

9.             REPRESENTATIONS AND WARRANTIES

9.1          Representations and Warranties

The Assignor hereby represents and warrants to the Assignees and the Security Agent that, except as expressly stated herein or in the Finance Documents, that :

(a)           this Agreement is valid, binding and enforceable against it and any of its assets assigned hereunder in accordance with the terms hereof;

(b)           the entry into and performance by it of, and the transactions contemplated by, this Agreement, each Assignment Deed, do not and will not conflict with its constitutional documents;

(c)           it has valid title and is the sole absolute legal owner of the Eligible Receivables assigned or to be assigned to the Beneficiaries hereunder;

(d)           its Assigned Receivables are not subject to any Encumbrance, and it has not transferred, assigned, pledged, delegated or in any way encumbered any of its Assigned Receivables other than pursuant to this Master Agreement and no third party benefits from a right of opposition (droit d’opposition) and its Assigned Receivables are not subject to any garnishment (saisie-arrêt) or impediment (empêchement).

9.2          Time for making representations and warranties

The representation and warranties set out in Clause 9.1 are made on the date hereof and are deemed to be repeated on the same days as the Repeated Representations are repeated under the Senior Bridge Facilities Agreement and on each date an Assignment Deed is executed pursuant to the terms hereof, in each case by reference to the facts and circumstances then existing.

10.          UNDERTAKINGS

10.1        Duration

The undertakings in this Clause 10 shall remain in force throughout the Security Period.

10.2        No Disposal – No Encumbrance

Until the Discharge Date, the Assignor will not dispose of, or, encumber the Eligible Receivables otherwise than pursuant to, or as permitted under this Agreement or the Senior Bridge Facilities Agreement.

10.3        Perfection of Assignment

On the delivery date of each Assignment Deed, the Assignor will, at its own cost and expense, perform all acts and execute all documents so that the Assignment under each Assignment Deed constitutes a legal, valid, enforceable and binding obligation against the relevant Assigned Debtors and any third party in any jurisdiction to which the relevant Assigned Debtors are subject.

10.4        Delivery

The Assignor will deliver to the Assignees, throughout the Security Period, further Assignment Deeds in accordance with the terms of Clause 3.2.

11.          LIABILITY TO PERFORM

It is expressly agreed that the Assignor shall remain liable to observe and perform all of the conditions and obligations assumed by it in respect of its Assigned Receivables and the underlying contracts and/or agreements supporting such Assigned Receivables as entered into between the Assignor and its Assigned Debtors. Each Assignee and the Security Agent shall not have any liability in connection with, or arising out of, this Master Agreement other than under Clause 13 to the extent that any such liability under such Clause 13 is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Assignee’s or the Security Agent’s gross negligence or wilful misconduct, as the case may be. The Assignees and the Security Agent shall not be required in any manner to perform or fulfil any obligation of the Assignor in respect of Assigned Receivables and the underlying contracts and/or agreements supporting the Assigned Receivables entered into between the Assignor and the Assigned Debtors, or to make any payment or to present or file any claim or take any other action to collect or enforce the payment of any amount to which they may have been or to which they may be entitled hereunder at any time or times.

12.          APPLICATION OF PROCEEDS

As from the notification or acceptance of an assignment in accordance with Clause 7.1 and Clause 7.2, all proceeds received by the Security Agent acting on behalf of the Assignees and/or the Assignees in respect of, collection from, or other realization upon all or any part of the Assigned Receivables shall be applied as set out and in the order and priority set forth under the Intercreditor Deed.

13.          COVENANT TO RELEASE

13.1        The Security Agent, acting on behalf of the Assignees, shall, at the request and cost of the Assignor, release and cancel the Assignment upon the occurrence of any of the following events:

(a)           the Secured Liabilities being entirely and definitively repaid (independently of any intermediate or partial repayments) and all commitments of the Assignees to provide financing under the Senior Bridge Facilities Agreement having been terminated or having expired; or

(b)           the Assignor ceasing to be a Borrower under the Senior Bridge Facilities Agreement.

13.2        Upon the occurrence of any of the following events, the Security Agent, acting on behalf of the Assignees, shall, at the request and cost of the Assignor, release and cancel the Assignment insofar as it relates to the property and assets described below:

(a)           any Permitted Disposal or sale or other dispositions otherwise permitted by the Senior Bridge facilities Agreement of any property or assets that are subject to the Assignment;

(b)           any sale or other disposition of any property or assets that are subject to the Assignment where the Facility Agent or the Security Agent has consented to the sale or disposition pursuant to any Finance Document;

(c)           any sale or any other disposition of any property or assets that are subject to the Assignment pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback permitted by the Senior Bridge Facilities Agreement to the extent necessary to ensure such merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback can take place; or

(d)           the creation of any Permitted Encumbrance as described in paragraph (x) of the definition of Permitted Encumbrances in the Senior Bridge Facilities Agreement.

provided that, to the extent that any sale or other disposition of such property or assets is a Permitted Disposal or a sale or disposition otherwise permitted by the Senior Bridge Facilities Agreement, the property or assets shall be automatically released from the Assignment with effect from the day of such sale or other disposition.

13.3        In connection with any release or cancellation described in Clause 13.1 or 13.2, the Security Agent and the Assignees shall each do all such acts and things, at the cost of the Assignor, as are reasonably requested by the Assignor in order to release and cancel the Assignment.

14.          EXPENSES, INDEMNITIES AND TAXES

The Assignor shall pay costs, fees, taxes and other amounts incurred by the Assignees or the Security Agent in connection with the preparation, negotiation, execution, enforcement and preservation of this Master Agreement and each Assignment Deed on the same terms as under clause 27 of the Senior Bridge Facilities Agreement.

15.          CHANGES TO THE PARTIES

All the rights, privileges, powers, discretions and authorities of the Assignees hereunder will benefit their respective successors and permitted assignees and all terms, conditions, representations and warranties and undertakings of the Assignor hereunder shall oblige its successors and assignees in the same manner, it being agreed and understood that:

(a)           the Assignor shall not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Master Agreement and any Assignment Deed relating thereto, except as otherwise permitted by the Finance Documents, and

(b)           the Assignees and the Security Agent shall be entitled to assign, transfer, novate or dispose of any of, or any interest in, their rights and/or obligations hereunder to any successor only in accordance with the relevant provisions of the Senior Bridge Facilities Agreement and provided that any successor shall be bound by the provisions of this Master Agreement.

The provisions of this Agreement and the rights arising therefrom shall remain in full force and effect and benefit to any successors, permitted transferees or permitted assignees of a Beneficiary, without any specific notice, registration or reiteration, in case, inter alios, of any sale, merger, demerger, spin-off or assets contribution which an Assignee may decide to effect. It is expressly agreed that an asset contribution or a partial merger within the meanings of Articles L.236-1 et sequitur of the French Commercial Code shall be deemed to be a transfer for the purpose of the present provision.

16.          PARTIAL INVALIDITY AND SEVERABILITY

16.1        If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

16.2        In any case, even in the event of such illegality, invalidity or enforceability, the parties shall negotiate in good faith with a view to agreeing the replacement of such provision with a provision which is legal, valid and enforceable and which is to the extent applicable in accordance with the intents and purposes of this Master Agreement and which in its economic effect comes as close as practicable to the provision being replaced.

17.          NOTICES

Except as specifically provided otherwise in this Master Agreement, all notices or other communications under or in connection with this Master Agreement shall be given to each party as specified in clause 42 of the Senior Bridge Facilities Agreement.

18.          FRENCH LANGUAGE

The Assignment Deeds executed by the Assignor pursuant to this Master Agreement shall be made in the French language and accompanied by an English translation. The French language version of the Assignment Deeds shall prevail over any English translation and shall be binding on the Assignor.

19.          GOVERNING LAW AND JURISDICTION

19.1        Governing law

This Master Agreement together with each Assignment Deed made pursuant to this Master Agreement shall be governed by and construed in accordance with French law.

19.2        Jurisdiction

For the benefit of the Assignees, the Assignor agrees that the courts of France have jurisdiction to settle any disputes in connection with this Master Agreement, each Assignment and each Assignment Deed made pursuant to this Master Agreement and accordingly submits to the jurisdiction of the Commercial Court of Paris (Tribunal de Commerce de Paris).

20.          DURATION

The Assignment made pursuant to this Agreement and the obligations of the parties hereunder shall remain in force until the earlier of the following dates:
(i) the Discharge Date; or (ii) the date on which the Security Agent shall release the Pledge in accordance with Clause 13.

21.          WAIVERS, REMEDIES CUMULATIVE

21.1        The rights of the Assignees and the Security Agent under this Master Agreement:

(i)            may be exercised as often as necessary;

(ii)           are cumulative and not exclusive of its rights under general law; and

(iii)          may be waived only in writing and specifically.

21.2        Delay in exercising or non-exercise of any such right is not a waiver of that right.

Made in Paris

On 21 December, 2005

In as many original copies as parties to this Agreement

The Assignor

EQUIPOLE FINANCE SERVICES

By:	/s/ Authorised Signatory
duly authorised for the purpose of this Agreement

The Security Agent

BNP PARIBAS

By:	/s/ Iyadh Laalai
duly authorised for the purpose of this Agreement

The Assignees
As represented by the Security Agent

By:	/s/ Iyadh Laalai
duly authorised for the purpose of this Agreement